Exhibit 99.1

Morgan Stanley First Quarter 2019 Earnings Results

Morgan Stanley Reports Net Revenues of $10.3 Billion and EPS of $1.39

NEW YORK, April 17, 2019 – Morgan Stanley (NYSE: MS) today reported net revenues of $10.3 billion for the first quarter ended March 31, 2019 compared with $11.1 billion a year ago.  Net income applicable to Morgan Stanley was $2.4 billion, or $1.39 per diluted share,1 compared with net income of $2.7 billion, or $1.45 per diluted share,1 for the same period a year ago.  The current quarter included intermittent net discrete tax benefits of $101 million, or $0.06 per diluted share.

James P. Gorman, Chairman and Chief Executive Officer, said, “We delivered solid earnings despite a slow start to the year following the turbulent markets in the fourth quarter.  With an ROE of 13.1% and ROTCE of 14.9%, our results demonstrated the stability and breadth of our global franchise.  Even though risks to the global environment remain, markets have recovered and we are well positioned to serve our clients and invest in our businesses.”

Financial Summary[2] ($ millions, except per share data)
Firm	1Q 2019	1Q 2018

Net revenues	$10,286	$11,077
Compensation expense	$4,651	$4,914
Non-compensation expenses	$2,680	$2,743
Pre-tax income[3]	$2,955	$3,420
Net income app. to MS	$2,429	$2,668
Expense efficiency ratio[5]	71%	69%
Earnings per diluted share	$1.39	$1.45
Book value per share[6]	$42.83	$39.19
Tangible book value per share[7]	$37.62	$34.04
Return on equity[8]	13.1%	14.9%
Return on tangible equity[8]	14.9%	17.2%
Institutional Securities
Net revenues	$5,196	$6,100
Investment Banking	$1,151	$1,513
Sales & Trading	$3,742	$4,402
Wealth Management
Net revenues	$4,389	$4,374
Fee-based client assets ($ billions)[9]	$1,116	$1,058
Fee-based asset flows ($ billions)[10]	$14.8	$18.2
Loans ($ billions)	$71.5	$68.3
Investment Management
Net revenues	$804	$718
AUM ($ billions)[11]	$480	$469
Long-term net flows ($ billions)[12]	$(0.4)	$1.5
Highlights

•	Firm net revenues declined 7% compared with a record quarter a year ago.

•	Firm compensation of $4.7 billion and non-compensation expenses of $2.7 billion reflect our continued focus and discipline on controllable expenses.

•	Firm ROE and ROTCE were at the high end of our target range and our capital ratios remain strong.

•	Institutional Securities net revenues reflected solid results despite a less favorable market environment characterized by lower volumes and volatility compared with a year ago.

•	Wealth Management delivered pre-tax income of $1.2 billion[3] and a pre-tax margin of 27.1%[4] reflecting strong expense management while continuing to invest in the business.

•	Investment Management net revenues increased 12% on strong principal investment gains and solid asset management fees.

Media Relations: Wesley McDade 212-761-2430	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $5.2 billion compared with $6.1 billion a year ago.  Pre-tax income was $1.6 billion compared with $2.1 billion a year ago.3

Investment Banking revenues down 24% from a year ago:

•	Advisory revenues decreased from a year ago reflecting the impact of lower M&A fee realizations.

•	Equity underwriting revenues decreased from a year ago on lower IPOs and follow-on offerings due to lower market volumes.

•	Fixed income underwriting revenues decreased from a year ago driven by lower non-investment grade loan issuances.

Sales and Trading net revenues down 15% from a year ago:

•
Equity sales and trading net revenues decreased 21% reflecting declines in prime brokerage driven by lower client balances and decreases in derivatives and cash equities on lower client activity compared with a year ago.

•
Fixed Income sales and trading net revenues decreased 9% from a year ago primarily driven by lower results in rates and foreign exchange.  The decline was partially offset by gains in client structuring activity within credit risk management and higher results in credit products.

•
Other sales and trading net revenues increased from a year ago primarily driven by gains on investments associated with certain employee deferred compensation plans, partially offset by losses on hedges associated with corporate lending activity.

Investments and Other:

•	Investment revenues increased from a year ago driven by a fund distribution and gains on real estate limited partnerships.

•	Other revenues increased from a year ago reflecting higher mark-to-market gains associated with corporate lending activity.
($ millions)	1Q 2019	1Q 2018

Net Revenues	$5,196	$6,100

Investment Banking	$1,151	$1,513
Advisory	$406	$574
Equity underwriting	$339	$421
Fixed income underwriting	$406	$518

Sales and Trading	$3,742	$4,402
Equity	$2,015	$2,558
Fixed Income	$1,710	$1,873
Other	$17	$(29)

Investments and Other	$303	$185
Investments	$81	$49
Other	$222	$136

Total Expenses	$3,601	$3,988
Compensation	$1,819	$2,160
Non-compensation	$1,782	$1,828

Total Expenses:

• •
Compensation expense decreased on lower revenues resulting in a compensation ratio of 35.0%.

Non-compensation expenses decreased from a year ago on lower litigation costs and volume driven expenses, partially offset by higher information processing and professional services expenses.

Wealth Management

Wealth Management reported net revenues for the current quarter of $4.4 billion and pre-tax income of $1.2 billion,3 both were essentially unchanged from a year ago.  The current quarter’s pre-tax margin was 27.1%.4

Net revenues were essentially unchanged from a year ago:

•	Asset management revenues decreased from a year ago reflecting lower asset level pricing, the result of fourth quarter market declines.
•	Transactional revenues[13] increased from a year ago reflecting gains on investments associated with certain employee deferred compensation plans, partially offset by lower commissions and fees.
•
Net interest income increased 6% compared with a year ago primarily driven by growth in bank lending and higher interest rates.  Wealth Management client liabilities[14] were $82 billion at quarter end compared with $80 billion a year ago.

Total Expenses:

•
Compensation expenses were essentially unchanged from a year ago.  Results in the current quarter reflected an increase in the fair value of deferred compensation plan referenced investments offset by decreases in compensable revenues and retention note expense.

•	Non-compensation decreased 3% from a year ago reflecting the continued focus on expense discipline across the business.
($ millions)	1Q 2019	1Q 2018
Net Revenues	$4,389	$4,374
Asset management	$2,361	$2,495
Transactional	$817	$747
Net interest	$1,130	$1,069
Other	$81	$63

Total Expenses	$3,201	$3,214
Compensation	$2,462	$2,450
Non-compensation	$739	$764

Investment Management

Investment Management reported net revenues of $804 million compared with $718 million a year ago.  Pre-tax income was $174 million compared with $148 million a year ago.3

Net revenues up 12% from a year ago:

•	Asset management revenues were essentially unchanged from a year ago.
•	Investment revenues increased from a year ago primarily driven by higher investment gains and carried interest in Asia private equity and infrastructure funds.

Total Expenses:

•	Compensation expense increased from a year ago principally due to an increase in deferred compensation associated with carried interest.

•	Non-compensation expenses were essentially unchanged from a year ago.
($ millions)	1Q 2019	1Q 2018
Net Revenues	$804	$718
Asset management	$617	$626
Investments	$191	$77
Other	$(4)	$15

Total Expenses	$630	$570
Compensation	$370	$304
Non-compensation	$260	$266

Other Matters

•	At March 31, 2019, the Firm’s capital ratios are based on the Standardized Approach.[16]

•	The Firm repurchased $1.2 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•	The Board of Directors declared a $0.30 quarterly dividend per share, payable on May 15, 2019 to common shareholders of record on April 30, 2019.

•	The effective tax rate from continuing operations for the quarter was 16.5%, which reflected a recurring-type of discrete tax benefit of $107 million associated with employee share-based payments.[19] The current quarter also included intermittent net discrete tax benefits of $101 million, primarily associated with the remeasurement of reserves and related interest due to new information related to multi-jurisdiction tax examinations.
	1Q 2019[15]	1Q 2018
Capital
Common Equity Tier 1 capital[16]	16.5%	15.5%
Tier 1 capital[16]	18.8%	17.7%
Tier 1 leverage[17]	8.4%	8.2%
Supplementary leverage ratio[18]	6.5%	6.3%
Common Stock Repurchases
Repurchases ($ millions)	$1,180	$1,250
Number of Shares (millions)	28	22
Average Price	$42.19	$55.98
Common Shares Outstanding - period end (millions)	1,686	1,774
Tax Rate	16.5%	20.9%

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services.  With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures.  The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially.  For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2018 and other items throughout the Form 10-K and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Includes preferred dividends related to the calculation of earnings per share of $93 million for the first quarter of 2019 and 2018.

2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

3 Pre-tax income is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax income represents income (loss) before taxes.

4 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to assess operating performance.  Pre-tax margin represents income (loss) before taxes divided by net revenues.

5 The Firm expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.

6 Book value per common share represents common equity divided by period end common shares outstanding.

7 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for analysts, investors and other stakeholders.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.  Tangible common equity, also a non-GAAP financial measure, represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

8 Annualized return on average common equity and annualized return on average tangible common equity are non-GAAP financial measures that the Firm considers useful for analysts, investors and other stakeholders to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity represents annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.

9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.

10 Wealth Management fee-based asset flows include net new fee-based assets, net account transfers, dividends, interest, and client fees and exclude institutional cash management related activity.

11 AUM is defined as assets under management.

12 Long-term net flows include the Equity, Fixed Income and Alternative/Other asset classes and exclude the Liquidity asset class.

13 Transactional revenues include investment banking, trading, and commissions and fee revenues.

14 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker-dealer margin activity.  U.S. Bank refers to the Firm's U.S. Bank operating subsidiaries Morgan Stanley Bank, N.A. and Morgan Stanley Private Bank, National Association.

15 Capital ratios are estimates as of the press release date, April 17, 2019.

16 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At March 31, 2019 and March 31, 2018, the Firm’s ratios are based on the Standardized Approach.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2018 Form 10-K.

17 The Tier 1 leverage ratio is a non-risk based capital requirement that measures the Firm’s leverage.  Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.

18 The Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a Tier 1 capital numerator of approximately $71.8 billion and $69.2 billion, and supplementary leverage exposure denominator of approximately $1.10 trillion and $1.09 trillion, for the first quarter of 2019 and 2018, respectively.

19 The income tax consequences related to employee share-based payments are recognized in Provision for income taxes in the consolidated income statement, and may be either a benefit or a provision.  Conversion of employee share-based awards to Firm shares will primarily occur in the first quarter of each year.  The impact of recognizing excess tax benefits upon conversion of awards in the first quarter of 2019 was a benefit of $107 million to Provision for income taxes.  We consider these employee share-based award related provisions or benefits to be recurring-type (“Recurring”) discrete tax items, as we anticipate conversion activity each year.  Accordingly, these Recurring discrete tax provisions or benefits are excluded from the intermittent net discrete tax provisions or benefits disclosures.

Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Revenues:
Investment banking	$1,242	$1,488	$1,634	(17%)	(24%)
Trading	3,441	1,736	3,770	98%	(9%)
Investments	273	28	126	*	117%
Commissions and fees	966	1,046	1,173	(8%)	(18%)
Asset management	3,049	3,266	3,192	(7%)	(4%)
Other	301	(5)	207	*	45%
Total non-interest revenues	9,272	7,559	10,102	23%	(8%)

Interest income	4,290	4,111	2,860	4%	50%
Interest expense	3,276	3,122	1,885	5%	74%
Net interest	1,014	989	975	3%	4%
Net revenues	10,286	8,548	11,077	20%	(7%)

Non-interest expenses:
Compensation and benefits	4,651	3,787	4,914	23%	(5%)

Non-compensation expenses:
Occupancy and equipment	347	358	336	(3%)	3%
Brokerage, clearing and exchange fees	593	598	627	(1%)	(5%)
Information processing and communications	532	529	478	1%	11%
Marketing and business development	141	220	140	(36%)	1%
Professional services	514	605	510	(15%)	1%
Other	553	594	652	(7%)	(15%)
Total non-compensation expenses	2,680	2,904	2,743	(8%)	(2%)

Total non-interest expenses	7,331	6,691	7,657	10%	(4%)

Income (loss) from continuing operations before taxes	2,955	1,857	3,420	59%	(14%)
Income tax provision / (benefit) from continuing operations	487	300	714	62%	(32%)
Income (loss) from continuing operations	2,468	1,557	2,706	59%	(9%)
Gain (loss) from discontinued operations after tax	0	1	(2)	*	*
Net income (loss)	$2,468	$1,558	$2,704	58%	(9%)
Net income applicable to nonredeemable noncontrolling interests	39	27	36	44%	8%
Net income (loss) applicable to Morgan Stanley	2,429	1,531	2,668	59%	(9%)
Preferred stock dividend / Other	93	170	93	(45%)	--
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,336	$1,361	$2,575	72%	(9%)

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12-17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.

Consolidated Financial Metrics and Ratios and Statistical Data
(unaudited)

	Quarter Ended
	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018

Financial Metrics:

Earnings per basic share	$1.41	$0.81	$1.48
Earnings per diluted share	$1.39	$0.80	$1.45

Return on average common equity	13.1%	7.7%	14.9%
Return on average tangible common equity	14.9%	8.8%	17.2%

Book value per common share	$42.83	$42.20	$39.19
Tangible book value per common share	$37.62	$36.99	$34.04

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.33	$0.73	$1.45
Adjusted return on average common equity	12.5%	7.1%	14.9%
Adjusted return on average tangible common equity	14.2%	8.1%	17.2%

Financial Ratios:

Pre-tax profit margin	29%	22%	31%
Compensation and benefits as a % of net revenues	45%	44%	44%
Non-compensation expenses as a % of net revenues	26%	34%	25%
Firm expense efficiency ratio	71%	78%	69%
Effective tax rate from continuing operations	16.5%	16.2%	20.9%

Statistical Data:

Period end common shares outstanding (millions)	1,686	1,700	1,774
Average common shares outstanding (millions)
Basic	1,658	1,674	1,740
Diluted	1,677	1,705	1,771

Worldwide employees	60,469	60,348	57,810

The End Notes are an integral part of this presentation.  Refer to the Financial Supplement on pages 12-17 for Definition of U.S. GAAP to Non-GAAP Measures, Definition of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice for additional information.